Exhibit 10.1

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

This General Release and Confidentiality Agreement (the “Agreement”) is made between Fred Ma, Ph.D (“Employee”) and Repro Med Systems, Inc. (the “Company”) (together, the “Parties”) as of this 20th day of December, 2018 (the “Effective Date”).

WHEREAS, Employee was employed by Company until the termination of his employment effective December 20, 2018 (the “Termination Date”), and Employee and Company seek through this Agreement to resolve all issues between them, to reinforce certain continuing obligations, and to amicably conclude their employment relationship.

NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, with the foregoing background incorporated by reference, and intending to be legally bound hereby, Employee and Company agree as follows:

1.          Definitions. As used in this Agreement, any reference to “Employee” shall include Employee and his heirs, administrators, personal representatives, executors, successors and assigns. Any reference to “Company” shall include Company and its divisions, affiliates, parent corporations, sister corporations, subsidiary corporations, predecessors, successors, transferees, assignees, shareholders, partners, and all officers, directors, employees, agents, and representatives of Company. Other terms are defined where they are used in this Agreement.

2.          Payment to Employee.

(a)        In consideration for signing this Agreement and Employee’s compliance with the release and other covenants and obligations made in this Agreement, Company will pay Employee the total amount of Two Hundred Twenty Five Thousand Dollars and Zero Cents ($225,000.00), subject to regular W-2 withholdings and other deductions, to be paid in accordance with the Company’s normal payroll practices and according to the schedule set forth in Exhibit A hereto (“Severance Pay”). As further consideration for this Agreement, Company agrees not to contest any application by Employee for unemployment compensation in connection with his former employment by the Company, to the extent Employee is eligible to apply for unemployment compensation (collectively, together with Severance Pay, the “Benefits”).

(b)        Employee acknowledges that all other benefits not specifically mentioned in paragraph 2 (a), above, provided by Company to Employee terminated as of the Termination Date. Employee further acknowledges and agrees that Employee shall not be entitled to and shall not make any claim for additional payment for accrued but unused vacation time, payment for which is otherwise included in the Benefits.

3.          Mutual General Release of Claims. The Parties irrevocably release, acquit, covenant not to sue and forever discharge, to the fullest extent permitted by law, each other from and against any liability, obligation, claim or cause of action of any kind or nature whatsoever, whether arising under any contract or otherwise at law or in equity, whether or not related to Employee’s employment with the Company, or whether known or unknown, direct or indirect, liquidated, matured, contingent or otherwise, that arises from or relates to any facts, events, circumstances or conduct arising or occurring on or before the date of this Agreement (collectively, the “Claims”); except for any Claims arising from or relating to Employee’s act or omissions that constitute intentional fraud, all of such Claims being expressly preserved and not released by the Company.

4.          Obligations of Employee. In consideration of this Agreement, and in addition to the General Release of Claims set forth in paragraph 3 above and Employee’s other covenants in this Agreement, Employee shall perform the following obligations in exchange for the Severance Pay and other Benefits described in paragraph 2 above:

(a)        Return of Property. To the extent he has not already done so, Employee shall immediately return to Company all Company property and Confidential Information (as defined below) in his possession or control, including any materials or information (e.g., keys, passwords or access credentials) necessary to access such Company property and/or Confidential Information.

(b)        Confidentiality.

i.          Employee acknowledges and agrees that, in the course of his employment with Company, Employee had access to certain confidential and proprietary information owned by and/or related to Company, in tangible and/or intangible form, including, but not limited to: (A) names, addresses and telephone numbers of potential and actual clients; (B) client specifications or characteristics; (C) business, marketing and sales strategies of Company; (D) processes, finances, employees, marketing plans, future business plans, methods of business operation, pricing structures and procedures, technical methods and procedures, office protocols and systems, and computer software, programs and systems; (E) information furnished to Company and/or Employee by any clients (or their representatives or agents) of Company; and (F) information furnished to the Company by insurance companies, financial institutions, or other outside entities regarding clients as a part of Company’s performance of its services for clients. The information encompassed in this paragraph 4(b)(i) is collectively referred to as “Confidential Information.”

ii.         Employee acknowledges and agrees that he will not for any reason disseminate, disclose, use, communicate, publish or otherwise divulge, directly or indirectly, on behalf of himself or others, any Confidential Information, except with the Company’s prior written consent. Employee acknowledges and agrees that the prohibition against disclosure of Confidential Information recited herein is in addition to, and not in lieu of, any rights or remedies which Company may have available at law or in equity to prevent the disclosure of confidential information or trade secrets. The enforcement by the Company of its rights and remedies under this Agreement shall not be construed as a waiver of any rights or available remedies which Company may otherwise possess in law or equity.

iii.        Employee acknowledges and agrees that the obligations set forth in paragraphs 4(b)(i)-(ii) above are in addition to, and not in lieu of, the obligations set forth in that certain Employment Agreement between Employee and Company dated October 1, 2016 (the “Employment Agreement”) at paragraph 7 thereof, and that paragraph 7 of the Employment Agreement survives the termination of the Employment Agreement, such that Employee acknowledges and agrees that he remains obligated by paragraph 7 of the Employment Agreement.

iv.        Employee specifically represents and agrees that, except as provided in this paragraph 4(b), he will not disclose to any person or entity the terms of this Agreement, the fact of payment by the Company, or the amount of payment by the Company. Employee may communicate to future employers the restrictions on his disclosure of Confidential Information (as defined above). The confidentiality obligations of this Agreement shall further not apply to: (A) disclosures Employee is required to make by applicable laws, regulations, or orders of courts of competent jurisdiction; (B) disclosures to third parties who have a legitimate need to know the amount or terms of this Agreement (such as attorneys, accountants, lenders, financial or tax advisors, acting in their capacities as such); or (C) any action brought to enforce the terms of this Agreement, but only to the extent necessary to prosecute that action. Should Employee or his agents (including attorneys) disclose the terms of this Agreement, the fact of payment by the Company, or the amount of payment by the Company, the person or entity to whom the information is disclosed shall be advised that the information is confidential and must be so kept. Any breach of confidentiality by a person or entity to whom Employee or his agents (including attorneys) discloses confidential information is chargeable to Employee. Employee understands and agrees that the confidentiality provisions of this Agreement are material terms of the Agreement. The Employee agrees that the Employee will not make any comments to any other person or persons, including both employees of the Company and persons who are not employees of the Company, and including comments made on the Internet whether through social websites such as Facebook, Twitter, and LinkedIn, or otherwise, that are disparaging, negative and/or derogatory in nature about the Company or its operations. The Employee acknowledges that such comments may constitute a material breach of this Agreement.

(c)        Assignment of Developments.  Employee acknowledges and agrees that paragraph 8 of the Employment Agreement survives the termination of the Employment Agreement, such that Employee acknowledges and agrees that he remains obligated by paragraph 8 of the Employment Agreement.

(d)        Non-Competition and Non-Solicitation.  For the avoidance of any doubt, the provisions of this paragraph 4(d) fully supersede paragraphs 9(a)-(b) of the Employment Agreement. For purposes of this paragraph 4(d), “Restricted Period” means a period beginning on the Termination Date and ending on the date which is one hundred eighty (180) days thereafter. For purposes of this paragraph 4(d), “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of homecare infusion medical products, on Employee’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company. Notwithstanding the foregoing, nothing herein shall prohibit Employee from purchasing or owning less than 5% of the publicly traded securities of any entity that designs, develops, markets, sells, re-sells, manufactures, or distributes homecare infusion medical products, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such entity.

i.          Employee will not engage directly or indirectly in Prohibited Activity during the Restricted Period.

ii.         During the Restricted Period, Employee shall not, directly or indirectly, alone or with others, for himself or for another person or entity: (A) cause, induce, influence, encourage, solicit, attempt to solicit or recruit any person who is at the commencement of the Restricted Period, or was during the twenty-four (24) months prior to the Restricted Period, an owner, part owner, partner, manager, member, director, officer, employee, contractor, or of the Company to terminate, modify or reduce in any respect its relationship with the Company; or (B) cause, induce, influence, encourage or solicit any actual or prospective client, customer, supplier, vendor, consultant, contractor, or other person or entity having an actual or prospective business relationship with the Company at the commencement of the Restricted Period or during the twenty-four (24) months prior to the Restricted Period to terminate, modify or reduce in any respect any such actual or prospective relationship.  For purposes of this provision, a prospective client, customer, supplier, vendor, consultant, contractor, or other person, as the case may be, is one to whom or a relationship with respect to which the Company has had discussions or written communications regarding performance of or assistance in performing the Prohibited Activity at the commencement of the Restricted Period or during the twenty-four (24) months prior to the Restricted Period.

iii.        Employee acknowledges that the restrictions contained in this paragraph are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. In the event that any covenant contained in this paragraph should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this paragraph and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)        Non-Interference and Non-Disparagement. Employee shall not conduct himself in any manner that is or may be detrimental, inimical or injurious to the interests, goodwill, business, assets or reputation of Company. Employee agrees to take no action including verbal disparagement, publicly or privately, which is intended, or would reasonably be expected, to harm Company, its managers, its employees, or its or their reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity to Company, its managers or its employees. The Company’s current officers, for as long as they remain with the Company (collectively, the “Company Group”), shall not conduct themselves in any manner that is or may be detrimental, inimical or injurious to the interests, goodwill, business, assets or reputation of Employee. The Company Group agrees to take no action including verbal disparagement, publicly or privately, which is intended, or would reasonably be expected, to harm Employee or his reputation, or which would reasonably be expected to lead to unwanted or unfavorable publicity to Employee. Nothing in this paragraph shall limit Company or Company Group’s ability to make disclosures as required by applicable laws, regulations, or orders of courts of competent jurisdiction.

(f)        Cooperation. Employee agrees to cooperate with Company regarding prior or pending business matters with which Employee is or was involved. Such cooperation includes, but is not limited to, making available to Company such correspondence, documents and records as have applicability to the past, present and future business operations of Company and making full and adequate disclosure to Company of all matters involving him of which Employee has knowledge. In addition, Employee shall cooperate with and make himself available to Company in connection with any investigation, litigation, arbitration or other proceeding brought by or against Company, whether or not Employee is a party in such matter, or in connection with any threatened or potential investigation, litigation, arbitration, regulatory, or other proceeding by or against Company, including making himself available to answer questions by Company and giving testimony and depositions. In addition to the general litigation cooperation outlined in this paragraph, Employee shall also specifically, upon reasonable notice, furnish such information and proper assistance to the Company as may requested by the Company in connection with any lawsuit or other proceeding involving EMED Technologies Corporation.  Employee further agrees that he will not testify voluntarily in any lawsuit, whether involved EMED Technologies Corporation or otherwise, or other proceeding which directly or indirectly involves Company without advance notice (including the general nature of the testimony) to and, as such testimony is without subpoena or other compulsory legal process the approval of, the Company.  Additionally, Employee will cooperate in executing documents required to effectuate the purpose and intent of this paragraph 4(f).  The Company agrees that, if necessitated by a request for the Employee to cooperate, it will reimburse Employee for reasonable travel and accommodation expenses incurred by Employee provided, however, that any such expenses must be pre-approved by the Company before being incurred by Employee.  For the avoidance of doubt, the Company does not agree to any further reimbursements or payments to Employee in connection with this paragraph, whether for his time, his attorney’s time, or otherwise.

(g)        Breach. Employee acknowledges and agrees that if he breaches any provision of this Agreement, it shall constitute a material breach of this Agreement and Employee shall be liable to Company for any harm caused to it thereby. Employee also agrees to pay reasonable attorney’s fees that Company incurs as a result of Employee’s breach of any provision of this Agreement.

(h)        Covenant Not to Sue. Employee covenants and represents that he has not filed or caused to be filed any lawsuit, complaint, charge, action or other proceeding against Company with respect to any claim he is releasing in this Agreement, and Employee further covenants and agrees not to sue Company with respect to any matter arising before the date on which he executed this Agreement that Employee has released pursuant to this Agreement. Employee’s covenants include, but are not limited to, proceedings to negate, modify or reform this Agreement, provided, however, that nothing in this Agreement is intended to, nor shall it, release or interfere with Employee’s protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Agreement under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding Employee. In any event, Employee understands that, by signing this Agreement, he waives any right he may have to recover money or other relief in any lawsuit or proceeding that he brings or which is brought on his behalf by any agency or third party against Company based on events arising through the date on which he executes this Agreement. Except where otherwise permitted under this paragraph 4(h), Employee agrees that such action shall be dismissed with prejudice upon the presentation of this Agreement to the court and Employee agrees that he will not accept relief or recovery from such action. If Employee institutes such action notwithstanding this paragraph 4(h), Employee agrees that he will be responsible for all of the attorney’s fees and costs incurred by Company in defending such action if in fact the court dismisses such action on the basis of this Agreement.

5.          Reference. Any request for references from Company concerning Employee shall be directed to the director of human resources. The Company will not provide any reference other than to verify date(s) and position(s) of Employee’s employment.

6.          Tax Consequences. The Company makes no representation regarding any tax consequences associated with the terms of this Agreement unless otherwise stated herein. Employee understands and agrees that the Company has no responsibility for any tax liability Employee may incur as a consequence of this Agreement or any payment hereunder.

7.          Older Workers’ Benefit Protection Act. Employee and Company intend for this Agreement to comply with Section 201 of the Older Workers Benefit Protection Act of 1990. Accordingly, Employee acknowledges and represents as follows: (a) Employee has read and understands this Agreement and all of its terms, conditions, requirements and obligations; (b) by executing this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed; (c) Employee knowingly and voluntarily waives such claims as he may have under the Age Discrimination in Employment Act in exchange for consideration of value to which he is not otherwise entitled; (d) Employee has been advised in writing by Company to consult with an attorney before signing this Agreement, and has had the opportunity to consult with an attorney before signing this Agreement and Employee is fully satisfied that he understands it completely; (e) Employee has had a period of twenty-one (21) days commencing on the date he received this Agreement in which to consider this Agreement before signing it, and he was permitted to use as much or as little of that period as he wished prior to signing; however, Employee acknowledges that no proposal or actual change that he makes with respect to this Agreement will restart this twenty-one (21) day period; and (f) for a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. Should Employee wish to do so, Employee must deliver written notice of his revocation to Company no later than 5:00 p.m. on the seventh (7th) day after Employee has signed this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and he will not receive the Benefits referenced in paragraph 2, above.

8.          Governing Law, Interpretation and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. If a dispute arises between the Parties concerning the subject matter of this Agreement, the Parties consent to the sole and exclusive jurisdiction of the state and federal courts situated in the State of New York. EACH OF THE

PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

9.          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or to conflict with applicable federal, state or local laws, the Agreement shall be reformed to remove that invalid provision and/or amended in writing to render that invalid provision enforceable. However, all remaining provisions of the Agreement shall remain in full force and effect.

10.        No Admission of Wrongdoing. Employee and Company acknowledge and agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by Company or Employee of any liability or unlawful conduct of any kind.

11.        Entire Agreement; Amendment. This Agreement sets forth the entire agreement between Employee and Company with respect to the subject matter hereof and – except as otherwise noted herein with regard to certain paragraphs of the Employment Agreement – fully supersedes any prior agreements or understandings between them. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement. For the avoidance of any doubt, except as provided in the Agreement, the Parties acknowledge and agree that Employee is not entitled and makes no claim to any additional compensation or future right to compensation, and acknowledge and agree that Employee does not possess any present or future interest in options and/or any further receipt of stock, including but not limited to such interest in any pro rata share for the current quarter. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12.        Authority to Execute.  The persons signing this Agreement hereby represent and warrant that they have the full power, authority, and legal right to execute, deliver, and perform all transactions contemplated in this Agreement, and that they have obtained the appropriate consent to bind their respective Parties to the terms of this Release.

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13.       Attorney Consultation. COMPANY HEREBY ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, AND EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN SO ADVISED. EMPLOYEE ACKNOWLEDGES THAT IT HAS BEEN HIS DECISION ALONE WHETHER OR NOT TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT.

THEREFORE, Employee and Company now voluntarily and knowingly execute this Agreement on the date set forth below:

EMPLOYEE:

Signature:	/s/ Dr. Fred Ma

Name:	Dr. Fred Ma

Date:	12/20/2018

COMPANY:

REPRO MED SYSTEMS, INC.

By:	/s/ Dan Goldberger
Name:	Dan Goldberger
Title:	Chairman and Interim CEO

Date:	12/20/2018

EXHIBIT A

Severance Payout Schedule

$11,931.82	12/31/2018	1
$18,750.00	1/15/2019	2
$18,750.00	1/31/2019	3
$18,750.00	2/15/2019	4
$18,750.00	2/28/2019	5
$18,750.00	3/15/2019	6
$18,750.00	3/31/2019	7
$18,750.00	4/15/2019	8
$18,750.00	4/30/2019	9
$18,750.00	5/15/2019	10
$18,750.00	5/31/2019	11
$18,750.00	6/15/2019	12
$6,818.18	6/19/2019	13

	TOTAL:	$225,000.00